EXHIBIT 23.3

CONSENT OF LEVINE, ZEIDMAN & DAITCH, P.C.,
We consent to the incorporation by reference in this Registration Statement of 3Com Corporation on Form S-8 of our report dated February 24, 1992 relating to the financial statements of StarTek, Inc. for the year ended December 31, 1991 appearing in the Annual Report on Form 10K of 3Com Corporation for the year ended May 31, 1994.


/s/ LEVINE, ZEIDMAN & DAITCH, P.C.
LEVINE, ZEIDMAN & DAITCH, P.C.
Wellesley Hills, Massachusetts
August 23, 1994